STOCK OPTION AGREEMENT

This Stock Option Agreement (“Agreement”) is made and entered into as of April 16, 2007 (the “Effective Date”), by Intelligentias, Inc., a Nevada corporation (the “Company”) and Lewis W. Moorehead (“Moorehead”) with reference to the following facts:

RECITALS

WHEREAS, the Board of Directors of the Company (the “Board”) has determined that the ability to attract and retain highly competent persons as officers of the Company will be enhanced by providing incentives in the form of stock options; and

WHEREAS, the Board has determined that Moorehead is such a person and that it is reasonable, prudent and in the best interests of the Company to offer Moorehead the right and option to purchase up to 2,000,000 shares of the Company’s common stock on the terms and conditions set forth in this Agreement in order to induced Moorehead to accept such employment; and

WHEREAS, Moorehead has determined that he will accept such employment in consideration and in reliance upon such stock options and other considerations paid or provided by the Company and in accordance with the terms of a separate Employment Agreement entered into concurrently herewith between the Company and Moorehead.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and obligations hereinafter set forth, the parties have agreed and hereby agree as follows:

1.  Grant of Options.  Company hereby grants to Moorehead the right and option (the “Option”) to acquire two million (2,000,000) shares (the “Optioned Shares”) of the Company’s $0.0001 par value common stock  (“Common Stock”) for the price of one dollar and sixty cents  ($1.60) per share per share (the “Option Price”).  The Option Price is equal to the gross per share selling price of the first publicly traded shares of Common Stock transferred on the Effective Date, and the parties hereby stipulate and agree that the Option Price is equal to the fair market value of the Common Stock as of the time of the granting of the Option.  Unless earlier terminated in accordance with this Agreement, this Option shall expire on April 15, 2017. The Company represents, warrants and agrees that the Optioned Shares (i) are duly authorized to be issued by the Company pursuant to Nevada law, the Company’s Articles of  Incorporation and By-Laws and all necessary action of the Board, (ii) will be reserved for issuance to Moorhead pursuant to this Agreement, (iii) when issued for the Option Price will be fully paid and non-assessable, and (iv) within one hundred eighty (180) days after the Effective Date will be, and thereafter will remain, fully registered for public sale and trading under all applicable Federal laws, including the Federal Securities Act, and the securities laws of the States of Nevada.

2.

Exercise of Options.  Moorehead may exercise the Option in whole or in part at any time while he is employed by the Company and for a period of ninety (90) days after such employment is terminated as to any or all of the Optioned Shares for which the Option is then vested.  The Option shall be deemed to vest as to the following number of shares as of the applicable dates set forth below (the “Vesting Date”) if as of such Vesting Date Moorehead continues to be employed by the Company:

Vesting Date	Number of Shares

90 days after Effective Date	200,000

One year after Effective Date	900,000

Two Years after Effective Date	900,000

Moorehead shall be deemed to exercise the Option by giving notice of such exercise (the “Exercise Notice”) to the Company in the manner set forth below, which notice shall specify the number of shares as to which the Option is being exercised.  The Company shall issue the Optioned Shares to and in the name of Moorehead or as Moorehead may otherwise direct, within five (5) business days following the date of the Exercise Notice.  Payment of the Option Price shall be made concurrently with the delivery of the Optioned Shares to Moorehead by personal check of Moorehead or, if requested by the Company in writing, wire transfer to the Company’s account designated in such written request or other means of payment mutually acceptable to the Company and Moorehead.

3.  Anti-Dilution Rights; Acceleration.  The value of the shares that Moorehead is entitled to acquire pursuant to this Agreement shall not be subject to dilution as a result of any action taken by the Company between the date hereof and the dates on which the shares are issued to Moorehead or the Option expires (the “Option Period”).  Without limiting the foregoing, if during the Option Period:  (a) the Company declares any stock split, stock dividend or other dividend of cash or property in excess of the current earnings of the Company prior to the exercise of the Option by Moorehead, sells any Common Stock for a price that is less than the Option Price or sells, grants or issues any options or other rights to acquire Common Stock or other securities participating on an equal basis with the Common Stock or having preference or priority over the Common Stock for a price per share that is less than the Option Price, the number of Optioned Shares as to which the Option has not been exercised shall be increased proportionately; and (b) the Board votes to approve a sale of all or a substantial portion of the Company’s assets or business in a transaction outside the ordinary course of the Company’s business or a merger or consolidation of the Company with another corporation or other entity, all Optioned Shares shall be deemed to have fully vested as of the date of such vote, and upon exercise of the Option thereafter Moorehead shall have the Option to purchase the Optioned Shares and all other proceeds of such transaction distributable on account of or in place of the Optioned Shares, including cash, other securities and other consideration.

4.  Binding Nature of Agreement; Successors. This Agreement shall be (a) binding upon all successors and assigns of the Company (including any transferee of all or a substantial portion of the business, stock and/or assets of the Company and any direct or indirect successor by merger or consolidation or otherwise by operation of law) and (b) binding on and shall inure to the benefit of the heirs, personal representatives, executors, and administrators of Moorehead.   Except as herein expressly provided, the rights and options granted herein are personal to Moorehead and may not be sold, assigned or transferred by Moorehead and, in the event of any prohibited transfer, shall be null and void to the extent thereof.

5.  Miscellaneous.

(a) Notices. All notices, requests, demands, and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made, and received (i) if personally delivered, on the date of delivery, (ii) if by facsimile transmission, upon receipt, (iii) if mailed, three days after deposit in the United States mail, registered or certified, return receipt requested, postage prepaid or (iv) if by a courier delivery service providing overnight or “next-day” delivery, on the next business day after deposit with such service, in each case addressed as follows:

(1)  If to the Company:

Ian Rice

303 Twin Dolphin Drive, 6th Floor

Redwood City, CA 94065

(2)  If to Moorehead:

Lewis Moorehead

3812 E Parkside Lane

Phoenix, AZ 85050

or to the Executives last address on the records of the Company.

Either party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this Section.

(b)  Entire Agreement; Amendments. This Agreement contains the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, inducements, and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing signed by the party or parties to be bound.

(c)  Controlling Law; Jurisdiction and Venue. All matters provided for in this Agreement which relate to the internal governance of the Company and the relationships among its officers, directors and shareholders shall be governed by the laws of the State of Nevada.  In all other respects, this Agreement and all questions relating to its validity, interpretation, performance, and enforcement shall be governed by and construed, interpreted, and enforced in accordance with the internal laws of the State of Arizona, notwithstanding any Arizona, Nevada, or other conflict-of-law provisions to the contrary. The Company and Moorehead irrevocably submit, consent, and require that the state and federal courts located in Maricopa County, Arizona, and the appellate forums for these courts, shall have sole jurisdiction over any dispute arising under this Agreement, and the parties hereby consent to the personal jurisdiction of such courts and to extra-territorial service of process.

(d)  Indulgences, Not Waivers. Neither the failure nor any delay on the part of either party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

(e)  Section Headings. The titles of sections and subsections contained in this Agreement are for convenience only. They form no part of this Agreement and they are not to be used in the construction or interpretation of this Agreement.

(f)  Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of the parties reflected hereon as the signatories. Any photographic or xerographic copy of this Agreement, with all signatures reproduced on one or more sets of signature pages, shall be considered for all purposes as if it were an executed counterpart of this Agreement. Signatures may be given by facsimile or other electronic transmission, and such signatures shall be fully binding on the party sending the same.

(g)  Provisions Severable. The provisions of this Agreement are independent of and severable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part. Further, if a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable as written, such court may interpret, construe, rewrite or revise such provision, to the fullest extent allowed by law, so as to make it valid and enforceable consistent with the intent of the parties.

(h) Construction. Each party hereto acknowledges that it was represented by legal counsel (or had the opportunity to be represented by legal counsel) in connection with this Agreement and that such party and his, her or its counsel have reviewed and revised this Agreement, or have had an opportunity to do so, and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

COMPANY:

INTELLIGENTIAS, INC.

By: /s/ Ian Rice

Name: Ian Rice

Title: Chief Executive Officer

MOOREHEAD:

By: /s/ Lewis W. Moorehead

Name: Lewis W Moorehead